Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-224190) and related Prospectus of Evofem Biosciences, Inc. (formerly Neothetics, Inc.) and to the incorporation by reference therein of our report dated February 26, 2018, with respect to the financial statements of Evofem Biosciences, Inc. (formerly Neothetics, Inc.), included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 30, 2018